EXHIBIT 10.39.6

Agreed Form
IP and Know-How Licence Agreement
Parties
1.    Sanmina Corporation, a corporation organized under the laws of the State of Delaware, United States of America, and having its principal place of business located at 2700 N. 1st Street, San Jose, California, United States of America (“Sanmina”); and
2.    Sanmina SCI India Private Ltd, a private limited company organized under the Laws of India with Company Identification Number 048391 and having its registered office at Plot No. OZ-1, SIPCOT Hi-Tech SEZ Oragadam Sriperumbudur Taluk, Kancheepuram District, Orgadam Kancheepuram TN 602105, India (“Company”),
each a “Party” and together the “Parties”.
Background
A.    Reliance Strategic Business Ventures Limited (“Reliance”) and the Parties, amongst others, entered into a joint venture pursuant to a shareholders agreement dated as of March 2, 2022 (“Shareholders’ Agreement”) under which the Company intends to conduct the Business.
B.    Sanmina owns or controls the rights to certain know-how, processes and other information related to the manufacture of the Products, including Intellectual Property Rights therein, and wishes to make available and license such know-how, processes, Intellectual Property Rights, and other information to the Company on the terms set out in this Agreement.
The Parties agree:
1.    Definitions and Interpretation
1.1    In this Agreement, capitalised terms have the meaning given below.

“Affiliate”	has the meaning given in the Shareholders’ Agreement.
“Agreement”	means this agreement.
“Business”	has the meaning given in the Shareholders’ Agreement.
“Background Intellectual Property”	has the meaning given in clause 2.1.
“Background Improvements”	has the meaning given in clause 2.3.

EMEA: 1756038-4

“Confidential Information”	means all information (however recorded or preserved) disclosed by a Party or its Representatives (as defined below) to the other Party or its Representatives whether before the Effective Date or during the term of this Agreement, including any information (whether or not technical) that would be regarded as confidential by a reasonable business person, but excluding information that (a) has entered or enters the public domain other than by act or omission in violation of this Agreement or in violation of an obligation under another Transaction Document; (b) is already in the possession of the receiving Party or any of such Party’s Affiliates before disclosure to such Party pursuant to this Agreement or another Transaction Document; (c) is lawfully obtained from a third party that is reasonably believed to have the right to disclose such information and who is not, to the receiving Party’s knowledge, bound by a confidentiality agreement with the disclosing Party; or (d) is independently developed or independently created by or on behalf of the receiving Party or its Affiliates without reference to the disclosing Party’s Confidential Information.
“Control”
means, in reference to Intellectual Property Rights, Sanmina’s possession of the right to grant and authorize the licenses, and sublicenses, as applicable, of the scope granted to the Company under this Agreement, and in reference to Know-How, Sanmina’s possession of the rights to disclose and deliver the Know-How to the Company under this Agreement and to grant and authorize the licenses, and sublicenses, as applicable, of the scope granted to the Company under this Agreement.

“Effective Date”	means the date of this Agreement.
“Future Know-How”	means Know-How that Sanmina first acquires Control of after the Effective Date.
“Excluded Products”	has the meaning given in the Shareholders’ Agreement.
“Governmental Authority”
means (a) any supranational, national, state, city, municipal, county or local government, governmental authority or political subdivision thereof; (b) any agency or instrumentality of any of the authorities referred to in (a) above; (c) any regulatory or administrative authority, body or other similar organisation, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Law; (d) any court or tribunal having jurisdiction; (e) the governing body of any stock exchange(s); (f) any government-owned or controlled entity (including state-owned or state-controlled businesses or quasi-government entities); (g) any political party; (h) any royal family recognised by a national or federal government; or (i) any public international organisation (e.g., the World Bank or Red Cross).

“Intellectual Property Rights”	means all intellectual property rights of any kind or nature, now known or hereafter recognised, in any jurisdiction anywhere in the world, whether registered or unregistered, including intellectual property rights in and to (a) patents, and patent applications, and reissues, divisions, continuations, renewals, re-examinations, interferences, extensions, continuations and continuations in part thereof; (b) utility models; (c) designs; (d) copyrights; (e) trade secrets; and (f) any registrations or applications to register any of the foregoing, but in all cases excluding Trademarks.
“Know-How”	means any and all know-how, technology, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, computer software, programming codes, databases and related schemas and other confidential or proprietary technical, scientific, engineering, business, or financial information Sanmina owns or Controls that is required or used for the manufacture of the Products. For the avoidance of doubt, Know-How excludes computer hardware, manufacturing equipment, generally commercially-available software applications or platforms, and similar technology.
“Law”	means all statutes, enactments, acts of legislature or the parliament, laws, regulations, ordinances, notifications, rules, judgments, orders, decrees, by-laws, approvals, resolutions, directives, guidelines, policies, requirements, or other governmental restrictions or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing, by any concerned Governmental Authority having jurisdiction over the matter in question.
“LCIA”	means the London Court of International Arbitration.
“LCIA Rules”	means the rules of the London Court of International Arbitration, as amended or modified from time to time.
“Newly Developed Intellectual Property”	has the meaning given in clause 2.5.
“Party” or “Parties”	has the meaning given in the recitals of this Agreement.
“Person”	means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, organisation similar to the foregoing, Governmental Authority or other entity of any nature whatsoever.
“Products”	means any products as the Company may manufacture in the conduct of the Business.
“Reliance”	has the meaning given in the recitals of this Agreement.
“Representatives”	means in relation to a Party, its employees, officers, contractors, subcontractors, representatives and advisers.
“Sanmina”	has the meaning given in the recitals of this Agreement.

“Territory”	means the Republic of India.
“Transaction Documents”	has the meaning given in the Shareholders’ Agreement.
1.2    In this Agreement the following rules of interpretation apply:
(a)    any references to:
(i)    any Governmental Authority include any successor to such Governmental Authority;
(ii)    any Person include any successor to such Person; and
(iii)    any Law include, except where otherwise stated, (A) such Law as amended, consolidated, or re-enacted from time to time, and (B) any subordinate legislation, rule or regulation made under such Law (as so amended, consolidated, or re-enacted).
(b)    References in this Agreement to “Reliance,” “Sanmina,” the “Company,” or a “Party” will, unless the context otherwise requires, mean each respective Person’s successors and permitted assigns.
(c)    The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.”
(d)    The definitions given for terms in clause 1.1 and elsewhere in this Agreement apply equally to both the singular and plural forms of the terms defined.
(e)    Whenever the context may require, any pronoun and variations of any such pronoun will include the corresponding singular and plural forms.
(f)    References in this Agreement to any other agreement or document are deemed to be references to such agreement or document as it may be amended, restated, or otherwise modified or revised from time to time.
(g)    The headings in this Agreement are included for the purposes of convenience only and do not affect the construction or interpretation of any provision of this Agreement.
2.    Grant; Intellectual Property Rights
2.1    Sanmina hereby grants the Company a non-exclusive, perpetual and irrevocable, fully paid-up, royalty-free and sublicenseable (solely as set forth in Section 2.7 below) licence to the Know-How and all Intellectual Property Rights in and to the Know-How (excluding any Intellectual Property Rights relating to Excluded Products) (“Background Intellectual Property”) to (a) design, develop, make and have made Products solely within the

Territory; and (b) sell, offer for sale, distribute, deploy, market, promote, use, maintain, test, and otherwise commercialize the Products on a worldwide basis.
2.2    All Background Intellectual Property will remain owned by Sanmina.
2.3    Sanmina shall own any newly developed Intellectual Property Rights created by either Party based upon the Background Intellectual Property (“Background Improvements”).
2.4    Sanmina hereby grants the Company a non-exclusive, non-transferrable, perpetual and irrevocable, fully-paid up, royalty-free and sublicenseable (solely as set forth in Section 2.7 below) licence under all Background Improvements to (a) design, develop, make and have made Products solely within the Territory; and (b) sell, offer for sale, distribute, deploy, market, promote, use, maintain, test, and otherwise commercialize the Products on a worldwide basis.
2.5    Each of the Company, on the one hand, and Sanmina, on the other hand, will be the owner of all newly developed Intellectual Property Rights created by it that is not based upon the Background Intellectual Property (“Newly Developed Intellectual Property”).
2.6    Each Party shall grant the other Party a non-transferrable, worldwide, non-exclusive, perpetual, and irrevocable licence to practice all Newly Developed Intellectual Property for its business on commercially reasonable terms, including as to royalties that would be payable, to be agreed by the Parties.
2.7    The Company may freely grant sublicenses under the licenses granted in Sections 2.1 and 2.4 to (a) any of its subsidiaries, (b) third parties for the purposes of providing services to or on behalf of the Company or its subsidiaries, or otherwise providing services relating to the maintenance, repair or servicing of the Products, (c) resellers and distributors of Products, and (d) any of its customers or their Affiliates in respect of their use of Products.
2.8    The Company is granted no license or right, by implication or otherwise, under any Know-How or Intellectual Property Rights now or hereafter owned or Controlled by Sanmina except for licenses and rights expressly granted in this Agreement.
3.    Provision of Know-How
3.1    The Parties will cooperate in good faith to define and transfer any Know-How necessary to conduct the Business. Subject to Section 3.3 below, Sanmina shall make available to the Company such Know-How, including any improvements thereto, at no additional cost and on a schedule that permits Company to conduct the Business. Without limiting the foregoing, Sanmina shall provide such further Know-How within Sanmina’s control to the Company as it may require from time to time in the conduct of the Business.

3.2    Sanmina shall be responsible for obtaining and maintaining all licences, approvals or authorisations required by Law for the provision of the Know-How to the Company under this Agreement.
3.3    If Sanmina’s provision of any Future Know-How to the Company pursuant to this Agreement would violate the terms of any agreement under which Sanmina acquired rights to such Future Know-How or cause Sanmina to incur material costs or other material obligations to any third party, provided that Sanmina does not make such Future Know-How Available to Sanmina Affiliates in the usual course of Sanmina’s business, Sanmina shall not be required to make such Future Know-How available to the Company until the Parties reach agreement on the terms of Sanmina’s provision of such Know-How (and any such terms shall be reasonable and reflective of the terms Sanmina makes such Know-How available to any Sanmina Affiliate).

4.    Technical Assistance
4.1    Upon the Company’s request, Sanmina shall provide such technical assistance as the Company may reasonably require in respect of the use of the Know-How to conduct the Business.
4.2    Without limiting clause 4.1, Sanmina shall appoint a contact point to manage technical assistance queries and assistance from the Company.
5.    Confidentiality
5.1    Each Party undertakes that it shall not at any time during this Agreement, and for a period of three (3) years after termination or expiry of this Agreement, disclose to any Person any Confidential Information of the other Party, except as permitted by clause 5.2. Each Party agrees to handle the Confidential Information of the other Party with the same degree of care used to protect its own Confidential Information of a like nature, but not less than a reasonable degree of care.
5.2    Each Party may disclose the other Party’s Confidential Information:
(a)    to its Representatives who need to know such information for the purposes of exercising the Party’s rights or carrying out its obligations under or in connection with this Agreement provided that each Party shall ensure that its Representatives to whom it discloses the other Party’s Confidential Information are bound by and comply confidentiality restrictions no less stringent than those provided by this clause 5; and
(b)    as may be required by Law provided that (i) the receiving Party uses commercially reasonable endeavours to give prompt written notice to the disclosing Party, as applicable, prior to such disclosure, if practicable and lawfully permitted to do so,

(ii) the receiving Party shall reasonably cooperate with, as applicable, the disclosing Party, at the disclosing Party’s request and expense, so that the disclosing Party may seek to obtain a protective order, confidential treatment or other remedy, and (iii) the receiving Party shall disclose only such portion of the Confidential Information that it deems in good faith, after consultation with internal or external legal counsel, it is legally required to disclose.
5.3    Neither Party shall use the other Party’s Confidential Information for any purpose other than to exercise its rights and perform its obligations under or in connection with this Agreement and the Shareholders’ Agreement.
6.    Representations and Warranties
6.1    Each Party represents and warrants that:
(a)    it has full power and authority to enter into and perform this Agreement;
(b)    this Agreement constitutes a legal, valid and binding agreement between the Parties enforceable in accordance with the terms; and
(c)    the execution and delivery of this Agreement and its consummation does not violate any Law applicable to it or by which it is bound.
6.2    Sanmina represents and warrants that:
(a)    it owns or has a valid licence to use, and will retain ownership of or a valid licence to use, all right, title and interest in and to the Know-How provided hereunder and any Intellectual Property Rights therein, in each case sufficient to grant the rights and licences granted under this Agreement;
(b)    the Know-How and Intellectual Property Rights licensed under this Agreement are sufficient for the conduct of the Business by the Company; and
(c)    the Company’s use of the Know-How in the conduct of the Business in accordance with this Agreement shall not infringe the Intellectual Property Rights or other rights of any third party.
7.    Liability
7.1    Nothing in this Agreement shall limit or exclude the liability of either Party for:
(a)    personal injury or death caused by a Party’s negligence;
(b)    any liability for which it would be unlawful to limit or exclude.
7.2    Neither Party shall be liable to the other Party for any indirect or consequential loss arising from or in connection with this Agreement whether in contract, tort (including negligence) or otherwise.

7.3    Breach of any of the representations or warranties set forth in Section 6.2 above, and any third party claims based upon, or otherwise arising out of, any claim that the use or exploitation of the Know-How and Intellectual Property Rights licensed under this Agreement infringes or violates the Intellectual Property Rights of any other Person, shall entitle the Company to seek indemnity and other relief pursuant to and in accordance with Article XIII of the Shareholders’ Agreement, which provisions are incorporated by reference mutatis mutandis as if set forth at length in this Agreement with the understanding and agreement for the purposes hereof, the Company shall be the indemnified party thereunder and Sanmina shall be the indemnifying party thereunder. The provisions regarding indemnification set forth in this Section 7 shall not be exclusive of and shall be without prejudice to any other rights to which the Company may be entitled under any Law, this Agreement, or any other agreement. In no event may a Party to a Transaction Document seek to recover any Losses against another Party to such Transaction Document to the extent the same Loss or Losses arising out of, or otherwise based on, the same set of facts have already been recovered by such Party under any other Transaction Document or are otherwise the subject of an existing claim or proceeding under such other Transaction Document.
8.    Termination
8.1    This Agreement shall commence on the Effective Date and continue until termination of the Shareholders’ Agreement.
9.    Consequences of Termination
9.1    Upon termination of this Agreement clauses 2 (with the exception of 2.5), 5, 6, 9, 10 and 11 shall remain in full force and effect.
10.    Arbitration
10.1    Arbitration of Disputes. Subject to clause 10.2, any and all disputes, claims or controversies arising out of, relating to, or in connection with, this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be exclusively and finally resolved by arbitration conducted in accordance with the LCIA Rules, except as modified by this Agreement. Clause 5 shall apply to any such arbitration.
10.2    Interim Relief. Notwithstanding clause 10.1, any Party has the right to seek interim relief necessary to preserve such Party’s rights, including pre-arbitration attachments or injunctions, in any court of competent jurisdiction, including those jurisdictions in Section 11.9.
10.3    Available Relief. Any arbitral tribunal constituted pursuant to this Agreement shall have the power, as if it were a court of competent jurisdiction operating under the Laws of England and Wales, to order any remedy available to such court, including injunctive relief, declaratory relief, and other forms of equitable relief, including relief directing a Shareholder to vote its Shares in a particular manner.
10.4    Seat and Language. The seat of the arbitration shall be London, England and the arbitration shall be conducted in English.
10.5    Number of Arbitrators. The arbitration shall be conducted by three arbitrators. Each of Company and Sanmina shall nominate one of the three arbitrators, and such nominees shall together nominate the third arbitrator. If either Sanmina or the Company fails to nominate an arbitrator within 30 days of receiving written notice of the nomination of an arbitrator by the other party, such arbitrator shall be appointed by the LCIA. If the two arbitrators to be appointed by Sanmina and the Company fail to agree upon a third arbitrator within 30 days of the nomination of the second arbitrator, the third arbitrator shall be appointed by the LCIA.
10.6    Binding. The arbitration award shall be final and binding on the Parties and not subject to any appeal on points of Law, fact or otherwise.
10.7    Consolidation. The arbitral tribunal constituted under this Agreement may consolidate the arbitration proceeding with any other arbitration proceeding arising out of or in connection with a Transaction Document (except if such Transaction Document provides that any disputes, claims or controversies thereunder shall be resolved in accordance with procedures different than those set forth in this clause 11), if it determines that (a) there are issues of fact or Law common to the proceedings such that a consolidated proceeding would be more efficient than multiple separate proceedings, and (b) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings by different arbitral tribunals regarding the issue of whether multiple proceedings should be consolidated, the ruling of the arbitral tribunal first constituted shall control.
10.8    Exclusion of Arbitration Act, 1996. The Parties expressly exclude the applicability of Part I of the (Indian) Arbitration and Conciliation Act, 1996 (except Section 9 of such act, which Section will apply subject to clause 10.1) to any arbitration conducted pursuant to this clause 10.
10.9    Jurisdiction; Service.
(a)    The Parties submit to the exclusive jurisdiction in the courts of England and Wales for the limited purpose of enforcing the agreement to arbitrate set forth in this clause 10. For the avoidance of doubt, no Party shall approach any court in any jurisdiction to challenge whether the Parties may arbitrate any dispute, claim or controversy arising out of, relating to, or in connection with, this Agreement.
(b)    Each Party seeking (i) interim relief pursuant to clause 10.2 or (ii) to enter or enforce any award, judgment or order of an arbitral tribunal, may do so in (A) the Supreme Court of the State of New York, in and for New York County, and the

United States District Court for the Southern District of New York, and appellate courts from any of the preceding courts, (B) the competent courts of England and Wales, or (C) the competent courts of the Republic of India located in New Delhi or Mumbai. Notwithstanding the foregoing, judgment on any award may be entered by any court having jurisdiction thereof over a Party or its assets.
(c)    Each Party waives any objection to the exercise of jurisdiction by any of the courts referred to in 10.9(a) or 10.9(b) and to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.
(d)    Each Party agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address referred to in clause 11.1 or at such other address as the Parties shall have been notified pursuant to clause 11.1, and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by Law.
(e)    EACH PARTY, TO THE EXTENT PERMITTED BY LAW, (I) WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY ACTION FOR THE ENTRY AND ENFORCEMENT OF ANY ARBITRAL AWARD GRANTED PURSUANT TO THIS AGREEMENT, AND (II) AGREES NOT TO OPPOSE, CHALLENGE, OR APPEAL, AND TO WAIVE ANY AND ALL RIGHTS SUCH PARTY MAY HAVE WITH RESPECT TO OPPOSING, CHALLENGING, OR APPEALING, ANY ARBITRAL AWARD GRANTED PURSUANT TO THIS AGREEMENT OR THE ENTRY AND ENFORCEMENT OF SUCH AWARD IN ANY COURT.
10.10    Remedies. The Parties agree that (a) any breach of this Agreement by any Party may result in immeasurable and irreparable harm to the other Parties, (b) monetary damages may be an inadequate remedy for such breach, and (c) in addition to any other rights or remedies that such other Parties may have, such other Parties shall be entitled to (i) interim relief in any court of competent jurisdiction pursuant to Section 10.2, (ii) equitable relief, including specific performance, from an arbitral tribunal pursuant to Section 10.3, and (iii) enter or enforce any award, judgment, or order of an arbitral tribunal pursuant to Section 10.9(b) in addition to any and all other legal or equitable remedies available to them. Each Party agrees (A) not to oppose the granting of any such relief on the grounds that monetary damages would be an adequate remedy, and (B) to waive any requirement for the posting of any bond in connection with such relief.
11.    MISCELLANEOUS
11.1    Notices. The provisions of Section 15.1 (Notices) of the Shareholders’ Agreement shall apply to this Agreement and are incorporated by reference mutatis mutandis as if set forth at length in this Agreement. For the avoidance of doubt, this Agreement is a Transaction Document as defined in the Shareholders’ Agreement.
11.2    Costs and Expenses. Each Party shall bear all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated by this Agreement, except as otherwise expressly provided herein.
11.3    Assignment. This Agreement (and the rights and obligations hereunder) shall not be assignable or otherwise transferable by any Party, without the prior written consent of the other Party.
11.4    Effect of Waiver or Consent. A failure or delay in exercising any right in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any modification or waiver of any provision of this Agreement will not be effective unless made in writing. Any such waiver shall be effective only in the specific instance and for the purpose given. Any waiver shall not create any right of a Party benefiting from such waiver to receive any similar (or any other) waiver in the future, and shall not create any right of any other Party to receive a waiver, whether in a similar circumstance or in any other circumstance, and whether or not the waiver sought by such Party is similar to a waiver obtained by any other Party.
11.5    Amendment. Any provision of this Agreement may only be amended through the execution and delivery of a written instrument by all the Parties.
11.6    Authority. Nothing in this Agreement is or shall be deemed to (a) make any Party or any employee of such Party the agent, employee, or partner of any other Party, or (b) provide any Party or any employee of such Party with the authority to act on behalf of any other Party or to bind any other Party to any contract, agreement or other similar legally binding obligation.
11.7    Third Party Rights. This Agreement may only be enforced by the Parties and does not confer any right on any third party to do so.
11.8    Governing Law. This Agreement and its enforcement shall be governed by, and construed and enforced in accordance with, the Laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of Laws of any jurisdiction other than those of England and Wales.
11.9    Further Assurances. Each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the intention of the Parties as expressed in this Agreement.
11.10    Severability. If any one or more of the provisions of this Agreement is illegal, invalid or unenforceable, then the remaining provisions of this Agreement will be unimpaired, and each illegal, invalid or unenforceable provision will be replaced by a mutually acceptable provision, which being legal, valid, and enforceable, comes closest to the intention of the Parties underlying the illegal, invalid or unenforceable provision.
11.11    Counterparts. This Agreement may be executed in more than one counterpart, each of which upon execution and delivery will constitute an original and all of which when taken together will constitute one agreement.
11.12    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties as to their subject matter, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

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EXECUTED as an agreement as of the date first written above.

SANMINA CORPORATION

By:
Name:
Title:

SANMINA SCI INDIA PRIVATE LTD

By:
Name:
Title: